American Lorain and Shareholders of Shengrong Environmental Protection Holding Announce Share Exchange Agreement

LINYI CITY, China, Dec. 22, 2016 /PRNewswire/ -- American Lorain Corporation (NYSE MKT: ALN) ("ALN") and the shareholders (the "Sellers") of Shengrong Environmental Protection Holding Company Limited ("Shengrong") today announced that they have entered into a definitive share exchange agreement (the "Agreement"), pursuant to which ALN will acquire all of the outstanding capital stock of Shengrong (the "Acquisition"). Shengrong is the indirect parent company of Hubei Shengrong Environmental Protection Energy-Saving and Technology Co. Ltd. ("Hubei Shengrong"), a high-tech company engaged in the development, manufacturing and sales of environmental protection equipment with a focus on recycling industrial solid waste and mining tailings in China.

Under the terms of the Agreement, at the closing of the Acquisition, ALN will issue to the Sellers 114,000,000 shares of ALN common stock, representing approximately 75% of the issued and outstanding shares of ALN common stock following the consummation of the Acquisition.

The Acquisition is subject to the satisfaction or waiver (if applicable) of customary closing conditions, including regulatory approvals. In addition, the Acquisition is subject to approval by ALN shareholders.

In addition, ALN is obligated to take all actions necessary so that, on, or promptly following, the closing of the Acquisition, ALN will spin-off its existing food business to a third party.

ALN was advised on the Acquisition by Ellenoff Grossman & Schole LLP, as legal counsel. The Sellers and Shengrong were advised by Allbright Law Offices, as legal counsel. The special committee was advised by LKP Global Law, LLP, as legal counsel.

The description of the Acquisition contained herein is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed by ALN with the Securities and Exchange Commission (the "SEC") as an exhibit to a Current Report on Form 8-K.

About American Lorain Corporation

American Lorain Corporation is China's leading chestnut, convenience food product and frozen food product manufacturer. The company currently has 13 world-class standards of food production lines, which can supply more than 200 products. For domestic trade, it has more than thirty offices, with its sales network covering large cities, medium-size cities and coastal cities all over China. Regarding international trade, the products are exported to more than 40 countries and regions, such as Japan, South Korea, Taiwan, Southeast Asia and Europe, which provides our company a high reputation in the international market.

About Hubei Shengrong

Hubei Shengrong, formed in 2009 in China, is a high-tech company engaged in the development, manufacturing and sales of environmental protection equipment with a focus on recycling industrial solid waste and mining tailings. The company holds six Chinese invention patents and two U.S. patents and has 86 employees. Hubei Shengrong owns cutting edge technologies relating to physical magnetic industrial solid wastes recovery and comprehensive utilization. By using these technologies, the company can process a variety of solid waste materials. Furthermore, these technologies can abstract valuable metal material from solid waste without generating any chemical pollution. Hubei Shengrong has received recognition from numerous industry organizations and governmental agencies, including the Ministry of Land and Resources of the People's Republic of China and the Ministry of Industry and Information Technology of the People's Republic of China.

Additional Information About the Proposed Acquisition and Disclaimer

The proposed Acquisition will be submitted to shareholders of ALN for their consideration. ALN intends to file with the SEC preliminary and definitive proxy statements in connection with the proposed Acquisition and other related matters, and will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed Acquisition. ALN's shareholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with ALN's solicitation of proxies for its shareholders' meeting to be held to approve, among other things, the proposed Acquisition, because these documents will contain important information about ALN, Hubei Shengrong and the proposed Acquisition. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC that will be incorporated by reference in the proxy statement, without charge, at the SEC's website located at www.sec.gov. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No portion of ALN's or Hubei Shengrong's websites is incorporated by reference into or otherwise deemed to be a part of this news release.